UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   June 13, 2011

CLEANTECH SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-34591	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

(Address of Principal Executive Offices)

(86) 51083397559

 (Registrant’s Telephone number)

CHINA WIND SYSTEMS, INC.

 (Former name of registrant)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (212) 370-1300
Fax: (646) 895-7182
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 5.07  Submission of Matters to a Vote of Security Holders.

On June 13, 2011, Inc. the Company held its 2011 annual meeting of stockholders. The matters voted upon were the election of directors and the approval of an amendment to the Company’s certificate of incorporation to change the Company’s corporate name to Cleantech Solutions International, Inc.

Each of the nominees for director recommended by the nominating committee and approved by the board of directors was elected.  The results of the voting for the members of the board of directors were as follows:

Name	Votes For	Votes Withheld
Jianhua Wu	7,950,044	20,825
Drew Bernstein	7,950,455	20,414
Min Li	7,949,044	21,825
Xi Lui	7,949,624	21,245
Tianziang Zhou	7,950,204	20,665

The proposal to amend the Company’s certificate of incorporation to change the corporate name to Cleantech Solutions International, Inc. was approved.  The proposal received 10,987,287 votes in favor, 181,876 votes against and 6,840 abstentions.

On June 13, 2011, the Company filed articles of amendment to its certificate of incorporation which changed its corporate name from China Wind Systems, Inc. to Cleantech Solutions International, Inc.

Item 8.01           Other Events.

On June 15, 2011, the Company issued a press release announcing the change of name, the election of directors and the new trading symbol, CLNT.  The new symbol became effective on June 16, 2011. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Incorporation, as amended by the certificate of amendment filed on June 13, 2011.
99.1	Press release issued June 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2011

	By:	/s/ Fernando Liu
Fernando Liu
Chief Financial Officer